Exhibit 10.23

TECHNOLOGY AND ECONOMIC DEVELOPMENT AGREEMENT

By and Between

OSCEOLA COUNTY, FLORIDA

and

SKYWATER FLORIDA, INC.

joined for limited purposes by

ICAMR, Inc., a Florida nonprofit corporation dba BRIDG

i

APPENDIX A	AMENDED AND RESTATED LEASE AGREEMENT
APPENDIX B	COVENANT OF USE, PURPOSE AND OWNERSHIP
APPENDIX C	SUBORDINATION AGREEMENT
APPENDIX D	TWA AGREEMENT
APPENDIX E	SETTLEMENT AGREEMENT
APPENDIX F	BRIDG OFFICE LEASE
APPENDIX G	BILL OF SALE
APPENDIX H	PARENT CORPORATION GUARANTEE
APPENDIX I	SEMICONDUCTOR LINE OPERATION AGREEMENT

ii

TECHNOLOGY AND ECONOMIC DEVELOPMENT AGREEMENT

THIS TECHNOLOGY AND ECONOMIC DEVELOPMENT AGREEMENT (including any amendments and supplements hereto executed and delivered in accordance with the terms hereof, this “Technology Development Agreement”) is made and entered into as of January 25, 2021 (the “Signing Date”) and, subject to the terms and conditions hereof, effective as of the Effective Date, by and between Osceola County, a charter county and political subdivision of the State of Florida (“Osceola County”) and SkyWater Florida, Inc., a Delaware corporation authorized to transact business in the State of Florida (“SkyWater”) and joined for limited purposes by ICAMR, Inc., a Florida nonprofit corporation dba BRIDG (“BRIDG”).

W I T N E S S E T H :

WHEREAS, Osceola County and the University of Central Florida (“UCF”), joined for limited purposes by the Florida High Tech Corridor Council, Inc., have entered into a Florida Advanced Manufacturing Research Center Development Agreement dated as of August 25, 2014 (the “Original Development Agreement”); and

WHEREAS, the Original Development Agreement was amended and restated an Amended and Restated Florida Advanced Manufacturing Research Center Development Agreement dated as of July 20, 2017 (the “Restated Development Agreement”); and

WHEREAS, pursuant to the Original Development Agreement, Osceola County constructed a center for technology research and development of approximately 100,000 square feet (the “Center for NeoVation”) on property owned by Osceola County in NeoCity, a master-planned technology district of approximately 483 acres being developed by Osceola County to stimulate economic growth within Osceola County by growing high-wage and high-value added employment opportunities (“NeoCity”); and

WHEREAS, certain of the advanced water and wastewater treatment facilities, specifically an acid waste neutralization and pH adjustment treatment system (“AWNS”), a specialty post-process water main running from the Center for NeoVation to the AWNS (“AWNS Main”), a reverse osmosis water treatment system (“ROWS”), and a specialty water main running from the Center for NeoVation to the ROWS (“ROWS Main”) were funded in substantial part from funds provided by the Tohopekaliga Water Authority (“TWA”) pursuant to Interlocal Agreement Concerning Advanced Treatment Facilities and Services between Osceola County and TWA (the “TWA Agreement”), the AWNS and ROWS being located in a separate building (the “Advanced Treatment Building”) on the property subject to the Lease Agreement (as hereinafter defined) financed in substantial part by funds provided by TWA pursuant to the TWA Agreement to house the AWNS and ROWS; and

WHEREAS, the Center for NeoVation includes two clean rooms: a class 1,000 clean room (operating as class 100) of approximately 26,000 square feet and a class 10,000 clean room of approximately 10,000 square feet; and

WHEREAS, certain of the clean room improvements were funded by proceeds of a grant awarded to Osceola County, UCF and BRIDG by the United States Department of Commerce, Economic Development Administration [Osceola County, FL Award 04-01-07149]; and

WHEREAS, specialized equipment for research, development, manufacturing or fabrication (“Tools”) have been acquired for installation and/or installed in the clean rooms at the Center for NeoVation; and

WHEREAS, Osceola County and UCF entered into the Florida Advanced Manufacturing Research Center Lease Agreement, as amended by that certain First Amendment to Lease and Tool Conveyance Agreement (collectively, the “Lease Agreement”) for the Center for NeoVation with a forty-year term beginning on September 25, 2017; and

WHEREAS, UCF then entered into a Management Services Agreement with BRIDG for operation of the Center for NeoVation; and

WHEREAS, Osceola County and UCF have been mediating a dispute over compliance with the Restated Development Agreement and Lease Agreement; and

WHEREAS, during the mediation process, the Management Services Agreement was terminated by UCF on August 6, 2020 and the Center for NeoVation is currently being operated by UCF; and

WHEREAS, BRIDG has previously entered into high-value contracts with the U.S. Department of Defense’s Industrial Base Analysis and Sustainment Office, the Air Force Research Laboratory, and Radiance Technologies, Tokyo Electron Limited, SUSS MicroTec Lithography GmbH and IMEC USA Nanoelectronics Design Center, Inc.; and

WHEREAS, during the mediation process, Osceola County and UCF agreed that Osceola County should seek a new operator of the Center for NeoVation; and

WHEREAS, Osceola County and UCF have agreed upon SkyWater as Osceola County’s new operator of the Center for NeoVation and have entered into an agreement to resolve all disputes between Osceola County and UCF related to the Center for NeoVation (the “Settlement Agreement”); and

WHEREAS, Osceola County and UCF have agreed in the Settlement Agreement to terminate the Restated Development Agreement; and

WHEREAS, Osceola County and SkyWater are on the Signing Date entering into an assignment of the Lease Agreement (the “Lease Assignment”), which Lease Assignment shall be effective on the Effective Date (subject to termination prior to the Effective Date in accordance with the terms thereof), and Osceola County desires to consent to such assignment; and

WHEREAS, pursuant to the Settlement Agreement, UCF has agreed to provide transition funding for the Center for NeoVation, such funds to be received by Osceola County and disbursed pursuant to this Technology Development Agreement; and

WHEREAS, Osceola County and SkyWater are on the Signing Date entering into an Amended and Restated Lease Agreement (the “Restated Lease Agreement”), which Restated Lease Agreement shall be effective on the Effective Date (subject to termination prior to the Effective Date in accordance with the terms thereof);

NOW THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein and other valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties mutually undertake, promise and agree for themselves, their successors and assigns as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.01. RECITALS. The parties agree that the foregoing recitals are true and correct and by this reference incorporated and made a part of this Technology Development Agreement.

SECTION 1.02. DEFINITIONS. As used in this Technology Development Agreement, the following terms shall have the following meanings unless the context hereof otherwise requires:

“Advanced Treatment Building” means the separate building located on property subject to the Restated Lease Agreement financed in substantial part by funds provided by TWA pursuant to the TWA Agreement to house the AWNS and ROWS

“Advanced Treatment Facilities” means the AWNS, AWNS Main, ROWS, ROWS Main and Advanced Treatment Building.

“AWNS” means the acid waste neutralization and pH adjustment treatment system financed in substantial part by funds provided by TWA pursuant to the TWA Agreement to service the Center for NeoVation.

“AWNS Main” means the specialty post-process water main running from the Center for NeoVation to the Advanced Treatment Building financed in substantial part by funds provided by TWA pursuant to the TWA Agreement.

“BRIDG” means ICAMR, Inc., dba BRIDG, a Florida nonprofit corporation exempt from Federal income tax as a business league described in section 501(c)(6) of the Internal Revenue Code of 1986.

“BRIDG Contracts” means the contracts BRIDG has entered into with the U.S. Department of Defense’s Industrial Base Analysis and Sustainment office, the Air Force Research Laboratory, and Radiance Technologies, Tokyo Electron Limited SUSS MicroTec Lithography GmbH and IMEC USA Nanoelectronics Design Center, Inc.

“BRIDG Office Lease” means the lease dated December 17, 2018 between Osceola County and BRIDG for space in the office building located at 200 NeoCity Way, Kissimmee, Florida.

“BRIDG Tools” means the Tools owned by BRIDG and located in the Center for NeoVation on the Effective Date, as identified in the Tool Inventory attached as Appendix C to the Restated Lease Agreement and any additional Tools acquired following the Signing Date by BRIDG and located in the Center for NeoVation.

“Center for NeoVation” means the center for technology research and development of approximately 100,000 square feet constructed on property owned by Osceola County in NeoCity.

“County” means Osceola County, a charter county and political subdivision of the State of Florida.

“Covenant of Use” means the Covenant of Use, Purpose and Ownership executed by Osceola County in favor of EDA recorded in Book 5307 at pages 2739 to 2742 of the Official Records of Osceola County, Florida.

“EDA” means the United States Department of Commerce, Economic Development Administration.

“EDA Grant” means the financial assistance award for the construction of a smart sensor technology development and prototype manufacturing cleanroom at the Florida Advanced Manufacturing Research Center from EDA (Osceola County, FL Award 04-01-07149).

“Effective Date” has the meaning assigned to such term in the Restated Lease Agreement.

“Existing County Tools” means the Tools owned by Osceola County and located in the Center for NeoVation on the Effective Date, as identified in the Tool Inventory attached as Appendix C to the Restated Lease Agreement and any additional Tools acquired following the Signing Date by Osceola County and located in the Center for NeoVation.

“Guarantor” means CMI Acquisition, LLC, a Delaware limited liability company authorized to transact business in the State of Florida

“Lease Agreement” means the Florida Advanced Manufacturing Research Center Lease Agreement, as amended by that certain First Amendment to Lease and Tool Conveyance Agreement, between Osceola County an UCF for the Center for NeoVation with a forty-year term beginning on the September 25, 2017.

“Lease Assignment” means the Lease Assignment appended to the Settlement Agreement.

“NeoCity” means the master-planned technology district of approximately 483 acres being developed by Osceola County to stimulate economic growth within Osceola County by growing high-wage and high-value added employment opportunities.

“NeoCity Academy” means NeoCity Academy, a public school within the Osceola County School District that focuses on STEM-based learning.

“Option Period” means the twelve-year period beginning on the Effective Date, unless earlier terminated by Osceola County pursuant to Section 3.13(B) or (C) hereof.

“Parent Corporation Guarantee” means the Parent Corporation Guarantee attached hereto as Appendix H.

“Restated Development Agreement” means the Amended and Restated Florida Advanced Manufacturing Research Center Development Agreement, dated as of July 20, 2017.

“Restated Lease Agreement” means the Amended and Restated Lease Agreement attached hereto as Appendix A.

“ROWS” means the reverse osmosis water treatment system financed in substantial part by funds provided by TWA pursuant to the TWA Agreement to service the Center for NeoVation.

“ROWS Main” means a specialty water main running from the Center for NeoVation to the Advanced Treatment Building financed in substantial part by funds provided by TWA pursuant to the TWA Agreement.

“Sales Tax Bonds” means the Sales Tax Revenue Bonds, Series 2015A, issued by Osceola County to provide funds for design, construction and equipping of the Center for NeoVation, or any obligations issued by Osceola County to refund such bonds.

“Semiconductor Line Operation Agreement” means the Semiconductor Line Operation

Agreement between SkyWater and BRIDG related to BRIDG contracts with the U.S. Department of Defense, in the form attached hereto as Appendix I.

“Settlement Agreement” means the Settlement Agreement entered into by Osceola County and UCF to resolve all disputes related to the Center for NeoVation, a copy of which is attached hereto as Appendix E.

“SkyWater Expansion Property” means that property located on the north side of NeoCity Way between the Center for Neovation and the Kissimmee Utility Authority’s electrical substation.

“SkyWater” means SkyWater Florida, Inc., a Delaware corporation authorized to transact business in the State of Florida.

“Subordination Agreement” means a Subordination Agreement for the benefit of the United States Department of Commerce, Economic Development Administration in the form attached hereto as Appendix C.

“Technology Development Agreement” means this Technology and Economic

Development Agreement, including any amendments and supplements hereto executed and delivered in accordance with the terms hereof.

“Title III Funding” means funding under Title III of the Defense Production Act.

“Tools” means specialized equipment for research, development and manufacturing, and includes Existing County Tools and BRIDG Tools.

“Transition Funds” means the transition funds to be paid to Osceola County by UCF pursuant to the Settlement Agreement for the purpose of encouraging research at the Center for NeoVation in the aggregate amount of $15,000,000.

“TWA” means the Tohopekaliga Water Authority, an independent special district, established and created pursuant to Chapter 189, Florida Statutes, by special act of the Florida Legislature.

“TWA Agreement” means the Interlocal Agreement Concerning Advanced Treatment Facilities and Services between Osceola County and TWA.

“UCF” means University of Central Florida Board of Trustees.

SECTION 1.03. INTERPRETATION. Words importing the singular number shall include the plural in each case and vice versa, and words importing persons shall include firms and corporations. The terms “herein”, “hereunder”, “hereby”, “hereof’, and any similar terms, shall refer to this Technology Development Agreement; the term “heretofore” shall mean before the Effective Date of this Technology Development Agreement; and the term “hereafter” shall mean after the Effective Date of this Technology Development Agreement. Whenever the word “including” is used herein, it shall be deemed to mean “without limitation.” Each recital, covenant, agreement, representation and warranty made by a party herein shall be deemed to have been material and to have been relied on by the other party to this Technology Development Agreement. All parties have participated in the drafting and preparation of this Technology Development Agreement, and the provisions hereof shall not be construed for or against any party by reason of authorship.

SECTION 1.04. SECTION HEADINGS. Any headings preceding the texts of the several Sections of this Technology Development Agreement and any table of contents or marginal notes appended to copies hereof, shall be solely for convenience of reference and shall neither constitute a part of this Technology Development Agreement nor affect its meaning, construction or effect.

SECTION 1.05 EFFECTIVENESS. Unless this Technology Development Agreement is terminated prior to the Effective Date in accordance with the terms hereof, this Technology Development Agreement shall be effective on the Effective Date, provided that: (i) all other agreements, documents and instruments (including, but not limited to, the Lease Assignment and the Restated Lease Agreement) entered into and/or executed and delivered by Osceola County, UCF and/or BRIDG on or before the Effective Date have become effective; (ii) all of the agreements, documents and instruments (including, but not limited to, the Lease Assignment) to have been entered into and/or executed and delivered, and all actions to have been taken, on or before the Effective Date pursuant to or in connection with this Technology Development Agreement shall have been entered into, executed and/or delivered, or taken (as applicable); (iii) all of the representations and warranties made by Osceola County and SkyWater in this Technology and Development Agreement shall be true, correct and complete on the Effective Date; and (iv) all of the covenants and agreements made by Osceola County, SkyWater and BRIDG in this Technology Development Agreement which, by their terms, are to be performed or fulfilled on or before the Effective Date, shall have been performed or fulfilled.

ARTICLE II

REPRESENTATIONS

SECTION 2.01. REPRESENTATIONS OF OSCEOLA COUNTY. Osceola County makes the following representations as of the Signing Date and as of the Effective Date, as the basis for the undertakings on the part of SkyWater herein contained:

(A) Osceola County is a charter county and political subdivision of the State of Florida and has all requisite power and authority to enter into the transactions contemplated by this Technology Development Agreement, the Lease Assignment, the Subordination Agreement and the Restated Lease Agreement, and to carry out its obligations hereunder.

(B) Osceola County is not in default under any provisions of applicable law material to the performance of its obligations under this Technology Development Agreement, the Lease Assignment, the Subordination Agreement, the Restated Lease Agreement or the Settlement Agreement.

(C) Osceola County has duly authorized the execution and delivery of this Technology Development Agreement, the Lease Assignment, the Subordination Agreement and the Restated Lease Agreement, and assuming the due authorization, execution and delivery by SkyWater (and as to the Lease Assignment, UCF), this Technology Development Agreement, the Lease Assignment, the Subordination Agreement and the Restated Lease Agreement constitute valid and legally binding obligations of Osceola County, enforceable in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by any applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally, or by the exercise of judicial discretion in accordance with general principles of equity.

(D) The authorization, execution and delivery of this Technology Development Agreement, the Lease Assignment, the Subordination Agreement and the Restated Lease Agreement, and the compliance by Osceola County with the provisions hereof and thereof will not conflict with or constitute a material breach of, or default under, any existing law, court or administrative regulation, decree, order or any provision of the Constitution or laws of the State of Florida relating to Osceola County or its affairs, or any ordinance, resolution, agreement, mortgage, lease, easement, permit or other instrument to which Osceola County is subject or by which it is bound.

(E) There is no action, suit, proceeding or investigation at law or in equity before or by any court, public board or body pending or, to the best knowledge of Osceola County, threatened against or affecting Osceola County, wherein an unfavorable decision, ruling or finding would materially adversely affect the transactions contemplated hereby or which, in any way, would materially adversely affect the validity of this Technology Development Agreement, the Lease Assignment, the Subordination Agreement, the Restated Lease Agreement, the Settlement Agreement or any agreement or instrument to which Osceola County is a party and which is used or contemplated for use in the consummation of the transactions contemplated hereby.

(F) No filing with, and no permit, authorization, consent or approval of or waiver from, any governmental authority or other person or entity is necessary in connection with the execution, delivery and performance by Osceola County of this Technology Development Agreement, the Lease Assignment, the Subordination Agreement, the Restated Lease Agreement or the Settlement Agreement or the consummation of the transactions contemplated hereby and thereby, other than the consent of the EDA to the Restated Lease Agreement, which consent has been obtained.

(G) Osceola County has no knowledge regarding and has received no written notice of any alleged violation of any law, ordinance, order, or regulation affecting the Center for NeoVation issued by any governmental or quasi-governmental authority having jurisdiction over the Center for NeoVation.

(H) Osceola County has not received a written summons, citation, directive, notice complaint, or letter from the United States Environmental Protection Agency, the State of Florida Department of Environmental Protection, or other federal, state, or local governmental agency or authority specifying alleged violation of any environmental law, rule, regulation, or order at or on the Center for NeoVation and to the best of Osceola County’s actual knowledge, information, and belief, the Center for NeoVation is not currently under investigation for any such violation.

(I) To the best of Osceola County’s knowledge, but without conducting an independent investigation, the Center for NeoVation is in compliance with and there is no violation of any applicable law, ordinance, order, or regulation with respect to any Hazardous Substance (as defined in the Restated Lease Agreement).

(J) Osceola County has duly authorized the execution and delivery of the Settlement Agreement, and assuming the due authorization, execution and delivery by UCF of the Settlement Agreement, the Settlement Agreement constitutes valid and legally binding obligations of Osceola County, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by any applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally, or by the exercise of judicial discretion in accordance with general principles of equity. A true, correct and complete copy of the Settlement Agreement is attached as Appendix E hereto.

(K) The Restated Development Agreement has been validly and lawfully terminated and, from and after the Signing Date, the Restated Development Agreement shall be of no further force or effect. UCF will have, on or before the Effective Date, validly and lawfully relinquished to Osceola County any and all of its rights, title and interest in and to all Tools, equipment and other personal or real property located in or associated with the Center for NeoVation.

(L) A true, correct and complete copy of the Covenant of Use is attached hereto as Appendix B. A true, correct and complete copy of the TWA Agreement is attached hereto as Appendix D. A true, correct and complete copy of the Settlement Agreement is attached hereto as Appendix E. A true, correct and complete copy of the BRIDG Office Lease is attached hereto as Appendix F. A true, correct and complete copy of the EDA Grant has been provided to SkyWater in electronic (pdf) form, but is not attached hereto.

(M) Except for this Technology Development Agreement, the documents, agreements and instruments attached as Appendices to this Technology Development Agreement and the BRIDG Contracts, there are no documents, agreements or instruments which impose, or could reasonably be expected to impose, liabilities or obligations on SkyWater or the Center for NeoVation or which otherwise restrict or limit, or could reasonably be expected to restrict or limit, SkyWater’s operations at the Center for NeoVation.

(N) On the Effective Date, UCF will have paid to Osceola County, and Osceola County will have received payment from UCF of, $7,500,000 of the Transition Funds payable under the Settlement Agreement.

(O) UCF will have, on or before the Effective Date, terminated its contractual relationship(s) with BRIDG, and all members of BRIDG’ s board of directors who have been appointed by UCF will have resigned from BRIDG’s board of directors on or before the Effective Date.

SECTION 2.02. REPRESENTATIONS OF SKYWATER. SkyWater makes the following representations as of the Signing Date and as of the Effective Date, as the basis for the undertakings on the part of Osceola County herein contained:

(A) SkyWater is a Delaware corporation authorized to transact business in the State of Florida and has all requisite power and authority to enter into the transactions contemplated by this Technology Development Agreement, the Lease Assignment, the Subordination Agreement and the Restated Lease Agreement and to carry out its obligations hereunder and thereunder.

(B) SkyWater is not in default under any provisions of applicable law material to the performance of its obligations under this Technology Development Agreement, the Lease Assignment, the Subordination Agreement or the Restated Lease Agreement.

(C) SkyWater has duly authorized the execution and delivery of this Technology Development Agreement, the Lease Assignment and the Restated Lease Agreement, and assuming the due authorization, execution and delivery by Osceola County and SkyWater (and as to the Lease Assignment, UCF), this Technology Development Agreement, the Lease Assignment, the Subordination Agreement and the Restated Lease Agreement constitute valid and legally binding obligations of SkyWater, enforceable in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by any applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally, or by the exercise of judicial discretion in accordance with general principles of equity.

(D) The authorization, execution and delivery of this Technology Development Agreement, the Lease Assignment, the Subordination Agreement and the Restated Lease Agreement, compliance by SkyWater with the provisions hereof and thereof will not conflict with or constitute a material breach of, or default under, any existing law, court or administrative regulation, decree, order or any provision of the Constitution or laws of the State of Florida or the State of Delaware relating to SkyWater or its affairs, or any ordinance, resolution, agreement, mortgage, lease, easement, permit or other instrument to which SkyWater is subject or by which it is bound.

(E) There is no action, suit, proceeding or investigation at law or in equity before or by any court, public board or body pending or, to the best knowledge of SkyWater, threatened against or affecting SkyWater, wherein an unfavorable decision, ruling or finding would materially adversely affect the transactions contemplated hereby or which, in any way, would materially adversely affect the validity of this Technology Development Agreement, the Lease Assignment, the Subordination Agreement, the Restated Lease Agreement or any agreement or instrument to which SkyWater is a party and which is used or contemplated for use in the consummation of the transactions contemplated hereby.

ARTICLE III

CENTER FOR NEOVATION

SECTION 3.01. LEASE ASSIGNMENT. Simultaneously with the execution of this Technology Development Agreement, SkyWater and UCF are entering into the Lease Assignment, which shall become effective on the Effective Date unless terminated prior to the Effective Date in accordance with the terms thereof. By execution of this Technology Development Agreement and the Settlement Agreement, Osceola County consents to the Lease Assignment as an economic development incentive for SkyWater to expand technology research, development, manufacturing or fabrication activities within Osceola County, as contemplated by Section 125.45, Florida Statutes, and has obtained the consent of EDA to such assignment, as required by Section 6.06 of the Lease Agreement.

SECTION 3.02. RESTATED LEASE AGREEMENT. On the Signing Date, Osceola County and SkyWater are entering into the Restated Lease Agreement, in substantially the form attached hereto Appendix A, which shall become effective on the Effective Date unless terminated prior to the Effective Date in accordance with the terms thereof. Effective as of the Effective Date (and assuming the Restated Lease Agreement is not terminated prior to the Effective Date in accordance with the terms thereof), the Restated Lease Agreement is amending and restating the Lease Agreement (as assigned to SkyWater pursuant to the Lease Assignment on the Effective Date) in its entirety as of the Effective Date. Osceola County hereby waives any and all liabilities, obligations and defaults under the Restated Lease Agreement which may have accrued or occurred on or before the Effective Date, and Osceola County hereby acknowledges and agrees that SkyWater shall not be responsible for any such liabilities, obligations and defaults under the Restated Lease Agreement. Accordingly, Osceola County acknowledges and agrees that SkyWater is not assuming any pre-Effective Date liabilities or obligations under the Lease Agreement by virtue of the Lease Assignment or entering into the Restated Lease Agreement.

SECTION 3.03. COVENANT OF USE. SkyWater acknowledges that the EDA Grant required Osceola County to execute and record a Covenant of Use, which was dated February 15, 2018 and recorded on March 28, 2018. A copy of the Covenant of Use is attached hereto as Appendix B that requires the parties to subordinate the Restated Lease Agreement to the Covenant of Use. In the event that the Restated Lease Agreement and, in turn, this Technology Development Agreement, is not terminated prior to the Effective Date and EDA has approved the Lease Assignment and Restated Lease Agreement but all of the other obligations under the EDA Grant have not been satisfied prior to the Effective Date: (i) on the Effective Date Osceola County and SkyWater will execute and Osceola County shall record the Subordination Agreement attached hereto as Appendix C, as required by the EDA Grant; and (ii) upon expiration of the useful life of the project funded by the EDA Grant, stipulated to be twenty years, Osceola County and SkyWater shall execute and record a termination of the Covenant of Use. In the event that the Restated Lease Agreement and, in turn, this Technology Development Agreement, are not terminated prior to the Effective Date and all of the. obligations under the EDA Grant have been satisfied prior to the Effective Date pursuant to Section 4.03 hereof: (x) Osceola County and SkyWater will not be required to execute the Subordination Agreement attached hereto as Appendix C; and (y) on the Effective Date Osceola County will, and will cause UCF to, execute and record a termination of the Covenant of Use.

SECTION 3.04. ADVANCED TREATMENT FACILITIES. SkyWater acknowledges receipt of the TWA Agreement and represents that it is qualified to operate the Advanced Treatment Facilities and, following the Effective Date during the term of this Technology Development Agreement, will operate the Advanced Treatment Facilities in accordance with the TWA Agreement and common industry practice.

SECTION 3.05. TRANSITION FUNDING.

(A) Pursuant to the Settlement Agreement, UCF has agreed to pay $15,000,000 of Transition Funds to Osceola County on the following schedule: $7,500,000 on the Effective Date, $5,000,000 on July 25, 2021, and $2,500,000 on July 25, 2022. Osceola County agrees to enforce the Settlement Agreement against UCF at its own expense, including any necessary actions for specific performance, if required to compel timely payment of the Transition Funds by UCF to Osceola County when and as payment of the Transition Funds are due pursuant to the Settlement Agreement. Osceola County shall establish a trust fund (the “Center for NeoVation Trust Fund”) and deposit all funds paid by UCF to Osceola County under the Settlement Agreement into the Center for NeoVation Trust Fund within two business days of Osceola County’s receipt of such funds. Osceola County shall provide prompt written notice to SkyWater of Osceola County’s deposit of any funds in the Center for Neovation Trust Fund. Amounts on deposit in the Center for NeoVation Trust Fund shall be used only (1) to reimburse UCF for the cost of operating the Center for NeoVation between January 12, 2021 (or such later date as existing UCF funds are sufficient for such operations) and January 31, 2021; (2) to satisfy BRIDG’s payment obligations to SkyWater under the Semiconductor Line Operation Agreement; and (3) for capital improvements that would enhance the microelectronics manufacturing capability of the Center for NeoVation, including but not limited to the acquisition and installation of Tools, as directed by SkyWater in its reasonable judgment.

(B) With respect to clause (1) of the foregoing subsection (A), payment shall be made to UCF from funds on deposit in the Center for NeoVation Trust Fund upon presentation of an invoice by UCF to Osceola County. Promptly upon receipt, Osceola County shall provide a copy of such invoice to SkyWater.

(C) With respect to clause (2) of the foregoing subsection (A), payments shall be made to BRIDG and deposited in a separate, restricted BRIDG bank account (the “Restricted BRIDG Account”) from funds on deposit in the Center for NeoVation Trust Fund in an amount necessary to satisfy BRIDG’s payment obligations to SkyWater under in the Semiconductor Line Operation Agreement, upon presentation of invoices from time to time by BRIDG to Osceola County. Without limiting the foregoing, all monthly access fees payable to SkyWater under the Semiconductor Line Operation Agreement shall be deposited and held in the Restricted BRIDG Account until disbursed in payment of such monthly access fees, and all funds related to capital improvements or Tool acquisitions for the Center for NeoVation shall be deposited and held in the Restricted BRIDG Account until disbursed for payment of such capital improvements or Tool acquisitions.

(D) With respect to clause (3) of the foregoing subsection (A), Osceola County shall make payments, at SkyWater’s sole discretion, to either a) reimburse SkyWater or b) pay directly to SkyWater’s vendors or contractors, from funds on deposit in the Center for NeoVation Trust Fund upon the filing with Osceola County of certificates signed by SkyWater stating with respect to each disbursement or payment to be made: (1) the name and address of the vendor or contractor to whom payment is due (unless the payment is to be made directly to SkyWater), (2) the amount to be paid, (3) the purpose for which payment is to be made, and (4) that each obligation, item of cost or expense mentioned therein has been properly incurred, is in payment for capital improvements to the Center for NeoVation, including but not limited to the acquisition and installation of Tools, and has not been the basis of any previous payment. Payments made by Osceola County pursuant to this subsection shall be in accordance with the provisions set forth by section 218.70, Florida Statutes, Florida’s Prompt Payment Act. No payments made by Osceola County pursuant to this subsection shall be deemed to signify or imply acceptance of the materials or workmanship covered by such payments, and none of them shall operate as an admission on the part of Osceola County as to the propriety or accuracy of any of the amounts entered in the requisitions. Furthermore, when computing subsequent payments, Osceola County shall not be bound by any entries in previous requisitions and shall be permitted to make corrections for errors therein.

(E) In no event shall Osceola County’s payment obligations under this Section exceed amounts then on deposit in the Center for NeoVation Trust Fund.

SECTION 3.06. ADDITIONAL FUNDING.

(A) Osceola County and SkyWater acknowledge that BRIDG has applied for Title III Funding for use in operating the Center for NeoVation and that the grant of Title III Funding to BRIDG for timely satisfaction of BRIDG’s payment obligations to SkyWater under the Semiconductor Line Operation Agreement is an important factor in the success of the Center for NeoVation. If (1) BRIDG is not awarded Title III Funding to the extent necessary to fulfill BRIDG contracts with the Department of Defense, or (2) Title III Funding has been awarded to BRIDG but will not be received prior to the date such funds are required to fulfill BRIDG contracts with the Department of Defense (taking delivery time and similar factors into consideration), or (3) otherwise upon mutual agreement of Osceola County, SkyWater and BRIDG, and if SkyWater has not previously delivered to Osceola County written notice of termination of the Restated Lease Agreement pursuant to Section 3.03(C) thereof, then Osceola County, SkyWater and BRIDG will take the actions required by this Section to provide capital funding for the purpose of increasing operating revenue at the Center for NeoVation.

(B) Osceola County will convey the Existing County Tools to BRIDG by execution of a bill of sale in substantially the form attached hereto as Appendix G for BRIDG’s use as collateral for a conditional sale, financing lease or other financing agreement (an “Additional Funding Financing Arrangement”) to fund the acquisition and installation of additional Tools to enhance the microelectronics manufacturing capability of the Center for NeoVation, or to satisfy BRIDG’s obligations under the Semiconductor Line Operation Agreement by granting a security interest in the Existing County Tools to secure BRIDG’s obligations under such Additional Funding Financing Arrangement. The proceeds of any and all Additional Funding Financing Arrangements shall be deposited in the Restricted BRIDG Account. If an Additional Funding Financing Arrangement is consummated prior to the second anniversary of the Effective Date and the obligations under such Additional Funding Financing Arrangement remain outstanding on the second anniversary of the Effective Date, then within ten (10) business days following the second anniversary of the Effective Date SkyWater shall deliver a Letter of Credit (as hereinafter defined) to Osceola County. If an Additional Funding Financing Arrangement is consummated following the second anniversary of the Effective Date and SkyWater has not previously delivered a Letter of Credit to Osceola County, as a condition to consummating such Additional Funding Financing Arrangement SkyWater shall deliver a Letter of Credit to Osceola County. For purposes hereof, “Letter of Credit” means an irrevocable commercial letter of credit in favor of Osceola County in the amount of $15,000,000 to (i) secure repayment of all Additional Funding Financing Arrangements and (ii) if SkyWater subsequently delivers written notice of termination of the Restated Lease Agreement pursuant to Section 3.03(C) thereof, to secure SkyWater’s obligation to pay the termination fee described in Section 3.03(C)(3) of the Restated Lease Agreement if such termination fee is payable by SkyWater. A Letter of Credit shall meet the standards described in Sections 3.03(D)(1) and 3.03(D)(2) of the Restated Lease Agreement. Notwithstanding anything to the contrary contained in this Technology Development Agreement or in the Restated Lease Agreement (including, but not limited to, the provisions of Section 3.03(D) of the Restated Lease Agreement), in the event that SkyWater delivers a Letter of Credit to Osceola County pursuant to this Section 3.06(B) and SkyWater subsequently delivers written notice of termination of the Restated Lease Agreement pursuant to Section 3.03(C) thereof, SkyWater shall not be required to deliver to Osceola County the letter of credit described in Section 3.03(D) of the Restated Lease Agreement, even if the total amount of obligations being secured by such Letter of Credit delivered by SkyWater to Osceola County pursuant to this Section 3.06(B) exceeds $15,000,000.

(1) If such conveyance is made for the reasons described in Section 3.06(A)(1) hereof, the principal amount of such obligations shall not exceed $15,000,000, except as provided in the following clause (2). If the Restated Lease Agreement is terminated pursuant to Section 3.03(C) thereof, SkyWater shall satisfy any outstanding financing obligations defined in this Section 3.06(B) on or prior to the termination date. Any Tools or other capital equipment owned by SkyWater and located in the Center for NeoVation on the date notice of termination is given pursuant to Section 3.03(C) of the Restated Lease Agreement (other than Tools acquired and installed by SkyWater using its own funds or funds or Tools provided to SkyWater by the Occupants of the Center for NeoVation or other third parties, excluding BRIDG) shall remain in the Center for NeoVation and be available for use by Osceola County or its designees until such financing obligations have been satisfied. The amount of any termination fee payable pursuant to Section 3.03(C) of the Restated Lease Agreement shall be reduced by the amount of any loan satisfaction payments made by SkyWater under this Section.

(2) Notwithstanding the limitation set forth in the foregoing clause (1), the principal amount of such obligations may exceed $15,000,000 if BRIDG or SkyWater provides performance assurances mutually acceptable to BRIDG, SkyWater and Osceola County securing payment of the difference between $15,000,000 and the principal amount of such obligations. In such event, if the Restated Lease Agreement is terminated pursuant to Section 3.03(C) thereof, Osceola County shall be entitled to access the security provided in an amount equal to that portion of the financing obligation, if any, not paid by SkyWater when due.

(3) If such conveyance is made for the reason described in Section 3.06(A)(2) hereof, the principal amount of such financing obligation shall not exceed the amount of Title III Funding awarded and BRIDG shall pay or prepay such financing obligations within 10 business days of the date on which such Title III funds are received.

(C) The terms of all financing agreements entered into by BRIDG and secured by the Existing County Tools shall be approved by SkyWater (which approval shall not be withheld, conditioned or delayed unreasonably) and all such financing agreements shall include the following terms:

(1) the party holding a security interest in the Existing County Tools shall be required to provide copies of all default and collateral disposition notices to Osceola County and SkyWater;

(2) Osceola County shall be entitled, but not required, to discharge or fulfill BRIDG’s obligations and, if all such obligations are discharged or fulfilled by Osceola County, the secured party shall convey the Existing County Tools to Osceola County;

(3) prior to removing Existing County Tools, the secured party or any purchaser of the Existing County Tools shall be required to request a removal plan for such Existing County Tools from Osceola County (as owner of the Center for NeoVation) and SkyWater (as lessee of the Center for NeoVation), specifying the requirements for removal of such Existing County Tools and repair and/or restoration of any damage to the Center for NeoVation; and

(4) the secured party and any purchaser of the Existing County Tools shall be required to comply with the terms of the removal/restoration plan.

(D) SkyWater shall act as BRIDG’s agent for the procurement of Tools funded through financing agreements entered into by BRIDG pursuant to the foregoing subsection (C), including the selection, acquisition and installation of such Tools; provided however, that the total cost thereof shall not exceed the proceeds derived by BRIDG from such financing agreements. In connection therewith, SkyWater will identify the Tools required for such purposes, solicit competitive bids and/or select vendors, and negotiate such purchase and/or installation terms as SkyWater may determine best suits the circumstances in its reasonable judgment. Upon presentation of a valid invoice from the vendor, SkyWater shall provide the relevant documentation to BRIDG for execution and payment.

(E) SkyWater agrees that the Semiconductor Line Operation Agreement will allow BRIDG to retain program income sufficient to make up to the next three scheduled payments under any such financing agreement, such funds shall be held in reserve until disbursed for these scheduled payments. Upon satisfaction of all obligations under any such financing agreement and release of any liens created thereby, BRIDG shall convey all Tools financed thereunder to SkyWater to the full extent permitted by law and not inconsistent with BRIDG’s status as a nonprofit corporation exempt from Federal income tax as a business league described in section 501(cX6) of the Internal Revenue Code of 1986 (or if BRIDG applies for and receives a determination letter from the Internal Revenue Service confirming that it qualifies as an organization exempt from federal income tax under a different provision of the Internal Revenue Code, not inconsistent with BRIDG’s status thereunder); provided however, that unless and until the Center for NeoVation is conveyed to SkyWater pursuant to Section 3.12 hereof, all such Tools shall remain in the Center for NeoVation, notwithstanding termination of the Restated Lease Agreement.

(F) If BRIDG enters into a financing agreement under the terms of the foregoing subsection (C) and the security interest is foreclosed, Osceola County (as owner of the Center for NeoVation) will permit the secured party to enter the Center for NeoVation at reasonable times for the purpose of removing the Existing County Tools for remarketing or remarketing the Existing County Tools in place. Upon written request from the secured party or any purchaser of the Existing County Tools, Osceola County (as owner of the Center for NeoVation) will provide a removal/restoration plan for the Existing County Tools identified in the request.

(G) Upon release of the security interest granted under any such financing agreement and termination thereof, BRIDG shall reconvey all Existing County Tools then owned by BRIDG to Osceola County.

SECTION 3.07. UCF’S RIGHTS AND OBLIGATIONS.

(A) During the eight-year period commencing on the Effective Date, SkyWater will allow UCF research staff and students to have access to the Center for NeoVation during such times, as determined in SkyWater’s sole discretion, that will not interfere with the operation of the Center for NeoVation. SkyWater shall be entitled to impose restrictions, limitations and qualifications on such access as SkyWater may from time to time reasonably determine and communicate to UCF, including restrictions, limitations and qualifications relating to the number of UCF research staff and students provided such access and security procedures and protocols. UCF shall not be required to pay SkyWater any license or access fee in consideration of the foregoing; provided, however, that, if SkyWater incurs any costs or expenses as a result of such access by UCF research staff and students, including, but limited to, as a result of cleanroom/technology research space requiring consumption of specialized gases or other chemicals, reagents and/or supplies, electricity, water or other utilities, UCF will promptly reimburse SkyWater therefor upon SkyWater invoicing to UCF therefor.

(B) Following the Effective Date, SkyWater will work in good faith with UCF to include UCF in research opportunities at the Center for NeoVation.

(C) Following the Effective Date, SkyWater will work in good faith with UCF to provide internship opportunities for UCF students at the Center NeoVation.

SECTION 3.08. BRIDG.

(A) The parties acknowledge and agree that maintaining BRIDG’s status as a nonprofit corporation exempt from Federal income tax as a business league described in section 501(c)(6) of the Internal Revenue Code of 1986 currently provides business opportunities to the Center for NeoVation. Osceola County and UCF have, prior to the Effective Date, appointed a majority of the BRIDG board of directors and UCF has agreed in the Settlement Agreement to resign all seats it holds on BRIDG’s board of directors. Between the Signing Date and the Effective Date, SkyWater, Osceola County and BRIDG shall negotiate and finalize the form of amended and restated bylaws of BRIDG (and, if necessary, the form of amended and restated articles of incorporation of BRIDG) in form and substance reasonably satisfactory to SkyWater, Osceola County and BRIDG, to provide (among other things), as follows:

(1) The BRIDG board of directors shall consist of five (5) members to be appointed as follows:

(a) SkyWater shall be entitled to appoint two (2) members of the BRIDG board of directors;

(b) Osceola County shall be entitled to appoint (2) members of the BRIDG board of directors; and

(c) the fifth member of the BRIDG board of directors shall be appointed by the unanimous approval of the BRIDG board of directors’ members appointed by SkyWater and Osceola County, and may be removed upon the approval of the BRIDG board of directors’ members appointed by SkyWater or the BRIDG board of directors’ members appointed by Osceola County, with any replacement appointed by the unanimous approval of the BRIDG board of directors’ members appointed by SkyWater and Osceola County.

(2) BRIDG shall contract only with SkyWater or SkyWater’s designee for matters related to use or operation of the Center for NeoVation.

(3) During the five-year period commencing on the Effective Date: (a) there shall be a President of BRIDG, but the office of the Chief Executive Officer of BRIDG shall remain vacant; (b) the President of BRIDG shall be appointed by the approval of the BRIDG board of directors, which approval must include the approval of the BRIDG board of directors’ members appointed by SkyWater; and (C) any person serving as the President of BRIDG may be removed upon the approval of the BRIDG board of directors’ members appointed by SkyWater, with any replacement appointed in accordance with the foregoing clause (b).

(4) Any and all disbursements or payments from the Restricted BRIDG Account shall require the approval of at least one of the BRIDG board of directors’ members appointed by SkyWater and one of the BRIDG board of directors’ members appointed by Osceola County.

BRIDG shall cause such amended and restated bylaws (and, if necessary, amended and restated articles of incorporation) to become effective on or prior to the Effective Date.

(B) Between the Signing Date and the Effective Date: (i) BRIDG, Osceola County and SkyWater will negotiate and finalize a form of assignment and assumption agreement (the “BRIDG Office Lease Assignment and Assumption”) pursuant to which, effective as of the Effective Date, SkyWater agrees to take an assignment from BRIDG of, and to assume BRIDG’s obligations under, the BRIDG Office Lease, including but not limited to the amortization of “Excess Initial Tenant Improvement Cost” payable as additional rent, and Osceola County consents to such assignment and assumption; provided however, that SkyWater shall not be responsible for the payment of any unpaid rent or additional rent that became due prior to the

Effective Date; and (ii) an amendment to the BRIDG Office Lease (the “BRIDG Office Lease Amendment”), which is effective as of the Effective Date, reducing the “Premises” (as defined in the BRIDG Office Lease) by approximately 80 percent to match SkyWater’s current space needs and requiring Osceola County to hold the remaining space unleased for a period of five years, beginning on the Effective Date. On the Effective Date, SkyWater, BRIDG and Osceola County shall execute and deliver the BRIDG Office Lease Assignment and Assumption and SkyWater and Osceola County shall execute and deliver the BRIDG Office Lease Amendment. Following the Effective Date, SkyWater agrees that it will lease space in the office building located at 200 NeoCity Way, Kissimmee, Florida or elsewhere in NeoCity to satisfy any of its post-Effective Date office space needs associated with the Center for NeoVation if sufficient space is available at commercially reasonable rates.

(C) Simultaneously with the execution of this Technology Development Agreement, SkyWater and BRIDG are entering into the Semiconductor Line Operation Agreement in the form attached hereto as Appendix I, pursuant to which BRIDG is agreeing, commencing on the Effective Date and throughout the term of this Technology Development Agreement, to grant to SkyWater a right-of-first refusal which requires BRIDG to subcontract with SkyWater with respect to all contracts that have been entered into, or future contracts entered into by BRIDG with respect to the sale of any products or services.

(D) If, following the Effective Date, a former BRIDG employee applies for employment with SkyWater for work at the Center for NeoVation and such individual satisfies all of SkyWater’s requirements for employment and there is a position with SkyWater at the Center for NeoVation for which such individual is qualified (given such individual’s experience, etc.), SkyWater will interview and consider such individual in good faith for employment by SkyWater; provided, however, that for the avoidance of doubt, SkyWater shall have no obligation to hire any such former BRIDG employee.

(E) For good and valuable consideration, the receipt of which is hereby acknowledged, BRIDG hereby grants to SkyWater an exclusive, royalty-free, irrevocable license to use all BRIDG Tools during the period commencing on the Effective Date and throughout the term of this Technology Development Agreement. SkyWater will maintain the BRIDG Tools in the same manner SkyWater is required to maintain the Existing County Tools under the Restated Lease Agreement.

SECTION 3.09. BUSINESS RELATIONSHIPS.

(A) Following the Effective Date, SkyWater will endeavor in good faith to continue the existing relationships established by BRIDG with the counterparties under the BRIDG Contracts, subject to the approval of such counterparties. Osceola County has provided to SkyWater true, correct and complete copies of any and all BRIDG Contracts.

(B) SkyWater and BRIDG will in good faith cooperate to seek Title III Funding for use in connection with the Center for NeoVation. SkyWater will in good faith seek (and BRIDG will in good faith provide such cooperation and support as is requested by SkyWater in seeking) potential funding under the American Foundries Act and the CHIPS for America Act which became part of the FY21 National Defense Authorization Act, including the proposed new Advanced Packaging National Manufacturing Institute. Osceola County commits to seek support from its congressional delegation, direct its Federal lobbyists to support the SkyWater’s and BRIDG’s efforts and other manners consistent with its status as a political subdivision of the State of Florida.

SECTION 3.10. EXPANSION OF FABRICATION FACILITIES. With respect to any expansion of its manufacturing/fabrication facilities associated with activities at the Center for NeoVation following the Effective Date, SkyWater will consider NeoCity as its location of first choice. Osceola County and SkyWater will endeavor to agree upon a specific location within NeoCity and negotiate conveyance terms no less favorable than transactions for comparable property in NeoCity. Notwithstanding the foregoing or anything to the contrary contained in this Technology Development Agreement, if SkyWater expands its manufacturing/fabrication facilities associated with activities at the Center for NeoVation, in no event shall SkyWater be obligated to locate such expansion at NeoCity if SkyWater is unable to arrive upon terms with respect thereto that are acceptable to SkyWater, as determined in its reasonable judgement.

SECTION 3.11. NEOCITY ACADEMY. SkyWater recognizes the value of the NeoCity Academy to development of a viable workforce for the Center for NeoVation and other activities in NeoCity and agrees to provide in-kind support to the NeoCity Academy. In recognition of the foregoing, following the Effective Date during the term of this Technology Development Agreement, SkyWater agrees that: (A) a representative of SkyWater will meet monthly (for no more than 1 hour) with the Principal of NeoCity Academy, or such Principal’s designee, to discuss ongoing activities at the Center for NeoVation and the NeoCity Academy to look for potential collaborative opportunities; (B) SkyWater will allow 2-4 students of the NeoCity Academy to visit the Center for NeoVation once per month to observe a team meeting of Center for NeoVation representatives focused on problem solving or project planning; (C) SkyWater will provide the opportunity during the NeoCity Academy school year for up to 10 NeoCity Academy students to intern at the Center for NeoVation for four hours per week each semester, with the tasks assigned to any such interns being at the discretion of SkyWater; (D) SkyWater will allow NeoCity Academy freshmen to tour the Center for NeoVation during the first semester of each NeoCity Academy school year, provided that SkyWater shall not be required to provide more than one of such tours per month during such semester; (E) SkyWater shall contribute up to $2,000 per calendar year to sponsor a NeoCity Academy school-related activity (e.g. Robotics Team, Teacher Appreciation Week, etc.); and (F) SkyWater will provide access to NeoCity Academy staff on an as needed basis (not to exceed once a month) to provide mentorship or critique of student projects; provided, however, that SkyWater shall be entitled to limit any of the foregoing obligations to comply with SkyWater’s security protocols or to the extent any such obligations would interfere with the normal operation of the Center for NeoVation or otherwise would result in, or could reasonably be expected to result in, the disclosure or sharing of confidential or other proprietary information of SkyWater.

SECTION 3.12. CONVEYANCE OF CENTER FOR NEOVATION.

(A) Following the date on which the Sales Tax Bonds and any obligations issued by Osceola County to refund the Sales Tax Bonds have been retired or expiration of the Lease Term (as defined in the Restated Lease Agreement), whichever occurs latest, and if SkyWater has satisfied its obligation under Section 4.02 of the Restated Lease Agreement to operate the Center for NeoVation at Full Capacity (as defined in the Restated Lease Agreement) and has operated the Center for NeoVation at 75 percent of Full Capacity averaged over the prior fifteen years, Osceola County shall execute and deliver all documents necessary to convey the Leased Premises, the Center for NeoVation and all Tools (as such terms are defined in the Restated Lease Agreement) then owned by Osceola County to SkyWater free and clear of all liens, encumbrances and mortgages, which shall not be deemed a release subject to Section 3.06(B) of the Restated Lease Agreement. Any and all costs specifically related to such conveyance of title to SkyWater shall be paid by SkyWater. Osceola County agrees not to issue bonds refunding the Sales Tax Bonds with a final maturity date later than the Sales Tax Bonds. Osceola County covenants and agrees that it shall not, and it shall not allow, the maturity date of the Sales Tax Bonds to be extended beyond the date set forth in Section 2.01(K) of the Restated Lease Agreement, and that it shall not, and it shall not allow, the terms and conditions of the Sales Tax Bond to be amended, changed or revised to allow the repayment in full or refunding of the Sales Tax Bonds after such date.

(B) In consideration of the benefits to be derived by BRIDG hereunder, particularly Sections 3.06 and 3.08 hereof, BRIDG shall convey the BRIDG Tools to SkyWater, free and clear of all liens or other encumbrances, simultaneously with the conveyance described in the foregoing subsection (A); provided however, that if any of the BRIDG Tools are then encumbered, as a condition to conveyance of such encumbered Tools, SkyWater shall have the option to either a) assume the obligations secured by such encumbrance (if permitted by the security agreement creating such encumbrance), or b) provide funds to BRIDG sufficient to satisfy the obligations secured by such encumbrance.

SECTION 3.13. SKYWATER EXPANSION PROPERTY.

(A) If Osceola County elects to sell all or any portion of the SkyWater Expansion Property during the Option Period through a public or private bid process, it shall be subject to the SkyWater’s Right of First Offer (herein so called) as set forth in this Section. Osceola County hereby grants to SkyWater the continuing right of first offer in accordance with the following terms and conditions.

(1) If Osceola County desires to sell all or any portion of the SkyWater Expansion Property to a third party, Osceola County shall give SkyWater written notice of its intent to sell the SkyWater Expansion Property (the “First Offer”). Such First Offer shall include all of the material terms of the proposed transaction (less any terms lawfully protected under a nondisclosure agreement or that is otherwise proprietary). Upon SkyWater’s receipt of such written notice it shall then have thirty days (the “Offer Period”) to accept Osceola County’s offer to sell the SkyWater Expansion Property on the terms and conditions set forth in the First Offer, including the number of high-tech/high-paying jobs created, capital investment, and the period in which such jobs and capital investment would be delivered. Should SkyWater elect not to accept Osceola County’s offer or SkyWater fails to respond to the First Offer within the 30-day period, then Osceola County may sell the SkyWater Expansion Property to a third party.

(2) If SkyWater elects to purchase that portion of SkyWater Expansion Property identified in a First Offer on such terms, then the parties shall proceed to consummate the sale of such property in accordance with the provisions of this Section, but in any event, unless agreed to by both parties in writing, such sale must be completed within six months of SkyWater’s election to purchase such portion of the SkyWater Expansion Property, subject to any delays caused by Osceola County or otherwise beyond SkyWater’s control. Following each such purchase, development of the purchased property shall be completed within eighteen months of such purchase.

(B) SkyWater expressly acknowledges and agrees that its rights under this Section shall be subject to termination by Osceola County if SkyWater elects not to purchase portions of the SkyWater Expansion Property, by electing to purchase property identified in a First Offer or otherwise, in accordance with the following schedule:

(1) not less than 10 acres of the SkyWater Expansion Property during the two-year period commencing on the Effective Date;

(2) not less than 20 total acres of the SkyWater Expansion Property during the four-year period following the Effective Date;

(3) not less than 30 total acres of the SkyWater Expansion Property during the six-year period following the Effective Date;

(4) not less than 40 total acres of the SkyWater Expansion Property during the eight-year period following the Effective Date;

(5) not less than 60 total acres of the SkyWater Expansion Property during the ten-year period following the Effective Date; and

(6) all of the SkyWater Expansion Property during the twelve-year period following the Effective Date.

(C) In addition to Osceola County’s right of termination under the foregoing subsection (B), SkyWater expressly acknowledges and agrees that its rights under this Section shall be subject to termination by Osceola County if SkyWater does not fully develop and operate any portion of the acquired SkyWater Expansion Property within 30 months following its purchase by electing to purchase property identified in a First Offer or otherwise.

(D) For the avoidance of doubt, this Section 3.13 does not obligate SkyWater to purchase or develop any portion of the SkyWater Expansion Property.

ARTICLE IV

GENERAL PROVISIONS

SECTION 4.01. JOINDER BY BRIDG. BRIDG joins in the execution of this Technology Development Agreement for the sole purpose of agreeing to be bound by the provisions set forth in Sections 3.05, 3.06, 3.08, 3.09 and 3.12 hereof.

SECTION 4.02. TERM OF AGREEMENT. The term of this Technology Development Agreement shall begin on the Effective Date and expire upon the earlier of (1) the date of the termination or expiration of the Restated Lease Agreement (including, but not limited to, any termination of the Restated Lease Agreement pursuant to Section 3.03(B) thereof) or (2) conveyance of the Center for NeoVation to SkyWater pursuant to Section 3.12 hereof. Upon such termination, neither SkyWater, Osceola County nor BRIDG shall have any further rights or obligations hereunder. Osceola County and SkyWater agree to terminate the Restated Lease Agreement if the conveyance by Section 3.12 hereof occurs prior to expiration of the Lease Term (as defined in the Restated Lease Agreement).

SECTION 4.03. EDA GRANT. Osceola County has submitted the Lease Assignment and the Restated Lease Agreement to EDA for approval, as required by the EDA Grant. If EDA does not approve the Lease Assignment and the Restated Lease Agreement, Osceola County agrees to repay the funds awarded by EDA under (and satisfy all obligations under) the EDA Grant. If EDA does not provide its consent to UCF’s assignment of the Lease Agreement to SkyWater (as contemplated by the Lease Assignment) prior to March 1, 2021, then: (i) SkyWater and Osceola County hereby agree to extend the Effectiveness Termination Date (as defined in the Restated Lease Agreement) in accordance with Section 3.03(B) of the Restated Lease Agreement until April 1, 2021; and (ii) prior to April 1, 2021, Osceola County shall repay the funds awarded by EDA under (and satisfy all obligations under) the EDA Grant.

SECTION 4.04. DEFAULT AND REMEDIES. No breach of this Technology Development Agreement shall become a default unless the non-defaulting party has notified the defaulting party in writing of the breach and demanded compliance with this Technology Development Agreement. The party who has breached this Technology Development Agreement shall remedy its breach within fifteen business days of receipt of written notice thereof, unless such breach is susceptible of cure and such cure cannot, with diligence, be completed within the fifteen business day period, in which additional time shall be afforded, provided cure is begun within the fifteen business day period and diligently and continuously thereafter prosecuted to completion, provided that in no event shall such additional time exceed thirty days from the receipt by the defaulting party of written notice of the breach. If a cure is not completed after notice and within the allowed cure period, a non-defaulting party may declare a breaching party in default and may exercise any and all rights or remedies available to it under law or equity.

SECTION 4.05. RESOLUTION OF DISPUTES.

(A) The parties agree to cooperate and act in good faith at all times when dealing with each other. If a dispute arises between the parties, the parties shall attempt to resolve their differences quickly and informally. If they are unable to do so, they shall seek relief by initiating a non-binding mediation process, pursuant to the following subsection (B).

(B) All claims, disputes and controversies arising out of or related to the performance, interpretation, application or enforcement of this Technology Development Agreement, including but not limited to claims for payment and claims for breach of this Technology Development Agreement, shall be referred to non-binding mediation administered by a mutually agreeable Florida Supreme Court certified mediator under the Commercial Mediation Rules of the American Arbitration Association before initiation of any adjudicative action or proceeding, at law or in equity, unless it shall be unreasonable to do so or an emergency situation or necessity dictates otherwise. If no mediator is agreed upon within ten days after the request for mediation is served upon the other party to the dispute, then the parties shall request the American Arbitration Association to select a mediator from its roster of mediators, and the American Arbitration Association’s mediator selection shall be binding upon the parties as to the dispute in question. The parties agree to participate fully in the mediation process and conscientiously attempt to resolve their dispute. Except as provided below, each party shall bear its own expenses in connection with the mediation. Both parties shall pay equally for the services of the mediator. The mediation shall take place in Osceola County, Florida.

(C) If the parties are unable to reach a mediated settlement within 120 calendar days of the mediator’s appointment, any party may terminate the settlement discussions by written notice to the other party. In such event, any party may initiate litigation within 120 calendar days of the notice terminating the settlement discussions. Failure by the party initiating the dispute resolution procedure to commence litigation within the 120-day period shall be deemed to constitute an acceptance of the interpretation or performance of the other party. The parties further agree that nothing contained herein shall be construed or interpreted as denying to any party any remedy or defense available to such party under the laws of the State of Florida or a waiver of sovereign immunity beyond the waiver provided in Section 768.28, Florida Statutes.

SECTION 4.06. PUBLIC RECORDS.

(A) IF SKYWATER HAS QUESTIONS REGARDING THE APPLICATION OF CHAPTER 119, FLORIDA STATUTES, TO SKYWATER’S DUTY TO PROVIDE PUBLIC RECORDS RELATING TO THIS TECHNOLOGY DEVELOPMENT AGREEMENT, SUCH QUESTIONS SHOULD BE DIRECTED TO OSCEOLA COUNTY’S CUSTODIAN OF PUBLIC RECORDS AT

Public Information Office

1 Courthouse Square, Suite 3100

Kissimmee, FL 34741

407-742-0100

BCCPI0@osceola.org

(D) The parties acknowledge that by virtue of this Technology Development Agreement all of their respective documents, records and materials of any kind relating to the relationship created hereby, shall be open to the public for inspection in accordance with Florida law. If either party will act on behalf of the other party, as provided under Section 119.011(2), Florida Statutes, acting party, subject to the terms of section 287.058(1)(c), Florida Statutes, and any other applicable legal and equitable remedies, shall:

(1) Keep and maintain public records required by the other party to perform the service.

(2) Upon request from the other party’s custodian of public records, provide the other party with a copy of the requested records or allow the records to be inspected or copied within a reasonable time at a cost that does not exceed the cost provided by Florida law.

(3) Ensure that public records that are exempt or confidential and exempt from public records disclosure requirements are not disclosed except as authorized by law for the duration of the contract term and following completion of the contract if the contractor does not transfer the records to the other party.

(4) Upon completion of the contract, transfer, at no cost, to the other party all public records in possession of the acting party or keep and maintain public records required by the other party to perform the service. If the acting party transfers all public records to the other party upon completion of the contract, the acting party shall destroy any duplicate public records that are exempt or confidential and exempt from public records disclosure requirements. If the acting party keeps and maintains public records upon completion of the contract, the acting party shall meet all applicable requirements for retaining public records. All records stored electronically must be provided to the other party, upon request from the other party’s custodian of public records, in a format that is compatible with the information technology systems of the other party.

(5) If the acting party does not comply with a public records request, the other party shall enforce the contract provisions in accordance with this Technology Development Agreement.

SECTION 4.07. ASSIGNMENT.

(A) This Technology Development Agreement may be assigned (1) by SkyWater (or a permitted assignee of SkyWater) without the prior consent of Osceola County to an entity that controls, is controlled by, or is under common control with SkyWater, provided that the Guarantor provides a Parent Corporation Guarantee to Osceola County for such entity in substantially the form set forth in Appendix H; (2) by SkyWater (or a permitted assignee of SkyWater) with Osceola County’s consent (which shall not be withheld, conditioned or delayed unreasonably) to any third party (whether or not a related party), including a joint venture in which SkyWater or its permitted assignee is a participant; (3) by SkyWater (or a permitted assignee of SkyWater) without the prior consent of Osceola County to an entity that acquires all or substantially all of the business and assets of SkyWater or its permitted assignee; provided that the assignee under shall execute an assignment and assumption agreement in form and substance reasonably acceptable to Osceola County pursuant to which such assignee assumes and agrees to be bound by all of the terms and provisions hereof. For purposes hereof, “control” means the ability through ownership of voting stock or other equity interests, to direct the management and policies of an entity.

(B) This Technology Development Agreement shall not be assigned by Osceola County without the prior written consent of SkyWater, which consent may be given or withheld in SkyWater’s sole discretion.

SECTION 4.08. PROFESSIONAL FEES. Each party shall be responsible for securing its own counsel for representation relative to all matters associated with performance, cancellation or closing hereunder, including any mediation, unless otherwise specified herein, and each party shall be responsible for the payment of the fees of its own attorneys and other professional advisors or consultants in connection therewith.

SECTION 4.09. NO JOINT VENTURE. Nothing in this Technology Development Agreement shall be deemed to constitute the creation of a joint venture or partnership relationship between or among the parties.

SECTION 4.10. NON-WAIVER. The failure of any party to insist upon another party’s compliance with its obligations under this Technology Development Agreement in any one or more instances shall not operate to release such other party from its duties to comply with such obligations in all other instances.

SECTION 4.11. COUNTERPARTS. This Technology Development Agreement may be executed in multiple counterparts. Each such counterpart shall be deemed an original of this Technology Development Agreement, so that in making proof of this Technology Development Agreement, it shall only be necessary to produce or account for one such counterpart.

SECTION 4.12. ENTIRE AGREEMENT. This Technology Development Agreement and the Restated Lease Agreement, including the Appendices, which are incorporated herein by reference, constitutes the entire agreement among the parties pertaining to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein.

SECTION 4.13. BINDING EFFECT. This Technology Development Agreement shall be binding upon and inure to the benefit of the respective successors and assigns and, as applicable, to heirs and legal representatives of the parties hereto; provided however, that this Technology Development Agreement shall not inure to the benefit of any assignee of SkyWater pursuant to an assignment which is not in compliance with the terms of Section 4.06(A) of this Technology Development Agreement.

SECTION 4.14. AMENDMENTS AND WAIVERS. No amendment, supplement, modification or waiver of this Technology Development Agreement shall be binding unless executed in writing by all parties hereto. No waiver of any of the provisions of this Technology Development Agreement shall be deemed or shall constitute a waiver of any other provision of this Technology Development Agreement, whether or not similar, unless otherwise expressly provided.

SECTION 4.15. NOTICES TO PARTIES. Whenever this Technology Development Agreement requires or permits any consent, approval, notice, request, proposal, or demand from one party to another, the content, approval, notice, request, proposal, or demand must be in writing to be effective and shall be delivered to and received by the party intended to receive it (1) by hand delivery to the person(s) hereinafter designated, or (2) by overnight hand delivery addressed as follows, or (3) through the United States Mail, postage prepaid, certified mail, return-receipt requested, or (4) delivered and received by facsimile telephone transmission or other electronic transmission (provided that an original of the electronically transmitted document is delivered within five days after the document was electronically transmitted) upon the date so delivered to and received by the person to whom it is at the address set forth opposite the party’s name below:

To Osceola County:	Osceola County Manager 1 Courthouse Square Suite 4700 Kissimmee, FL 34741 Phone: (407) 742-2385 Fax: (407) 742-3291

With a copy to:	Osceola County Attorney 1 Courthouse Square Suite 4200 Kissimmee, FL 34741 Phone: (407) 343-2330 Fax: (407) 742-2217

To SkyWater:	SkyWater Florida, Inc. SkyWater Technology Foundry, Inc. 2401 East 86th Street Bloomington, MN 55425 Attn.: Stephen Manko, CFO Phone: (952) 876-8504 E-Mail: *****

With a copy to:	Ballard Spahr LLP 2000 IDS Center 80 South 8th Street Minneapolis, MN 55402 Attn.: Joseph J. Humke Phone: (612) 371-2453 Fax: (612) 371-3207

Either of the foregoing parties may, by notice in writing given to the others, designate any further or different addresses to which subsequent notices, certificates or other communications shall be sent. Any notice shall be deemed given on the date such notice is delivered by hand or facsimile transmission or three days after the date mailed.

SECTION 4.16. SEVERABILITY. In the event any one or more of the provisions contained in this Technology Development Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Technology Development Agreement shall be revised so as to cure such invalid, illegal or unenforceable provision to carry out as nearly as possible the original intent of the parties.

SECTION 4.17. GOVERNING LAW AND VENUE. This Technology Development Agreement and all agreements entered into in connection herewith will be performed in Osceola County. The laws of Florida shall govern the validity, construction, enforcement and interpretation of this Technology Development Agreement. In the event of litigation among the parties hereto, their successors or assigns, with regard to this Technology Development Agreement and any subsequent supplementary agreements or amendments, venue shall lie exclusively in state courts of the State of Florida located in Osceola County, Florida or the Federal District Court for the Middle District of Florida, as applicable.

SECTION 4.18. LITIGATION. Each party hereby knowingly, voluntarily and intentionally waives the right to a trial by jury with respect to any litigation (including but not limited to any counterclaims, cross claims or third party claims), whether now existing or hereafter arising, and whether sounding in contract, tort, equity or otherwise, regardless of the cause or causes of action, defenses or counterclaims alleged or the relief sought by any party, and regardless of whether such causes of action, defenses or counterclaims are based on, or arise out of, under or in connection with this Technology Development Agreement or its subject matter, out of any alleged conduct or course of conduct, dealing or course of dealing, statement (whether verbal or written), or otherwise. Any party hereto may file a copy of this Technology Development Agreement with any court as conclusive evidence of the consent of the parties hereto to the waiver of any right they may have to trial by jury.

IN WITNESS WHEREOF, the Board of County Commissioners of Osceola, Florida, has caused this Technology Development Agreement to be executed and delivered this 25th day of January, 2021.

OSCEOLA COUNTY, FLORIDA

By:	/s/ Brandon Arrington
Chair/Vice Chair
Board of County Commissioners

(SEAL)

ATTEST:

/s/ Delores T. Whaley
Clerk/Deputy Clerk

As authorized for execution at the Board of County Commissioners meeting of:

January 25, 2021

IN WITNESS WHEREOF, SkyWater has caused this Technology Development Agreement to be executed and delivered this 25th day of January, 2021.

SKYWATER FLORIDA, INC.

By:	/s/ Brad Ferguson
Brad Ferguson. Vice President

WITNESSES:

/s/ George Nickerson
Print: George Nickerson

/s/ Andrew Mai
Print: Andrew Mai

IN WITNESS WHEREOF, BRIDG has caused this Technology Development Agreement to be executed and delivered this 25th day of January, 2021 for the limited purposes set forth in Section 4.01 hereof.

ICAMR, INC., d/b/a BRIDG

By:	/s/ Clarence Thacker
Chair, Board of Directors

WITNESSES:

/s/ Mike Nichola
Print: Mike Nichola

/s/ Andrew Mai
Print: Andrew Mai